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                                                             Exhibit 10.1


                            ASSET PURCHASE AGREEMENT

                  This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 11th day of June, 1996, by and among JERRY'S FAMOUS DELI, INC., a California corporation ("Buyer"), SOLLEY'S INC., a California corporation ("Solley's"), and Sol Zide, an individual and sole shareholder of Solley's ("Zide"). Solley's and Zide are sometimes collectively referred to herein as "Sellers," and individually as a "Seller."

                                    RECITALS:

                  A. Sellers are engaged in the business of owning and operating two delicatessen restaurants under the name "Solley's."

                  B. Sellers and Buyer have entered into a letter of intent, dated as of April 9, 1996, pursuant to which Buyer has agreed in principal to acquire the Restaurants (as defined in this Agreement).

                  C. Sellers desire to sell to Buyer the assets of the Restaurants and the assets related to the operation thereof, and Buyer desires to acquire such assets on the terms and conditions hereinafter set forth.

                                   AGREEMENTS:

                  NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereto covenant and agree as follows:

                  Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                           "ABC" means the California Department of Alcoholic
Beverage Control.

                           "Additional Security Deposits" shall have the meaning
ascribed in Section 2 a. v. of this Agreement.

                           "Assets" means the Restaurants and all assets
utilized in connection with the operation of the Restaurants, including, without limitation, the Leasehold Estate (including the Security Deposits), the FF&E, the Personal Property, the Intangible Property, the Books and Records (only to the extent that copies of such Books and Records are requested by Buyer in accordance with Section 7(k) of this Agreement), and the Liquor Licenses; but does not include the Excluded Assets.

                           "Assignment of Intangible Property" means the
Assignment of Intangible Property, to be duly executed and delivered by Sellers in accordance with this Agreement,
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assigning to Buyer all of Sellers' right, title and interest in and to the
Intangible Property. The Assignment of Intangible Property shall be in the form of, and upon the terms contained in, Exhibit "A."

                           "Bill of Sale" means the Bill of Sale, to be duly
executed and delivered by Sellers in accordance with this Agreement, conveying to Buyer all of the FF&E and the Personal Property. The Bill of Sale shall be in the form of, and upon the terms contained in, Exhibit "B."

                           "Books and Records" means copies of all menus,
recipes, books, records and accounts, correspondence, customer or supplier lists, marketing information and any confidential information relating to the Assets or the Restaurants; provided, however, that such term shall not include copies of any employment records unless Buyer has obtained the written consent of the employee(s) with respect to which such employment information is to be provided.

                           "Buyer Indemnitees" shall have the meaning ascribed
in Section 9 a. of this Agreement.

                           "Closing" means the closing of the transactions
contemplated herein which closing shall occur on the Closing Date.

                           "Closing Date," unless otherwise agreed to in writing
by the parties hereto, means the date which is three (3) business days after all of the following have occurred: (i) the date that all applicable periods have run under applicable Bulk Sales Notice laws, and (iii) the date that all applicable periods have run and all actions necessary for the Liquor Licenses to be transferred to Buyer have been taken; provided, however, that subject to the satisfaction of all conditions to Closing set forth in Section 10 of this Agreement, the Closing Date shall occur no later than June 30, 1996.

                           "Deposit" means the One Hundred Thousand and 00/100
Dollars ($100,000) deposited by Buyer into the Escrow pursuant to the terms of the Letter of Intent.

                           "Escrow Holder " means Nettie Becker Escrow, Inc.,
301 North Canon Drive, Beverly Hills, California 90210.

                           "Escrow" means that certain escrow established with
Escrow Holder for the purpose of completing the purchase and sale of the Liquor Licenses in accordance with Division 6 of the California Commercial Code and Sections 24071-24074 of the Business and Professions Code of California and in accordance with the terms and conditions of this Agreement.

                           "Excluded Assets" means those assets of Sellers
listed in Exhibit "C" of this Agreement.

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                           "FF&E" means all furniture, fixtures and equipment
owned or leased by Sellers and used in connection with the operation of either Restaurant, including, without limitation, the items listed in Exhibit "D" hereto.

                           "Holdback Claim" shall have the meaning ascribed in
Section 3 of this Agreement.

                           "Holdback Period" shall have the meaning ascribed in
Section 3 of this Agreement.

                           "Insurance Policies" shall have the meaning ascribed
in Section 5 o. of this Agreement.

                           "Intangible Property" means all of Sellers' right,
title and interest in and to any and all intangible property now and through the Closing Date owned by either Seller and/or used in connection with the ownership, development, use and/or operation of the Restaurant, including, without limitation, Licenses and Permits, goodwill, and each and every tradename, trademark, service mark and other similar assets of Sellers existing on the Closing Date, including, without limitation, all of Sellers' right, title and interest in and to the name "Solley's" and the goodwill associated therewith.

                           "Landlord Consents" means the Woodland Hills Consents
and the Sherman Oaks Consent.

                           "Leasehold Estate" means the leasehold estate created
under the Restaurant Leases, including any and all right, title and interest of either Seller in and to the Security Deposits.

                           "Letter of Intent" means that certain Letter of
Intent, dated as of April 9, 1996, among Solley's, Zide and Buyer.

                           "Licenses and Permits" means all of Sellers' right,
title, interests, privileges, benefits and remedies in, to and under all authorizations, approvals, permits, licenses agreements, variances, plans and specifications and land use entitlement held by Sellers and/or relating to the construction, reconstruction, occupancy, operation or use of any part of the Restaurant (including, without limitation, all building permits, certificates of occupancy, business licenses and the Liquor License).

                           "Liquor Licenses" means that (i) certain Liquor
License Type 41-20662 used in connection with the operation of the Woodland Hills Restaurant, and (ii) that certain Liquor License Type 41-163916 used in connection with operation of the Sherman Oaks Restaurant.

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                           "Personal Property" means all personal property of
Sellers located on or in or used in connection with the Restaurant, including, but not limited to, food and beverage inventory, all consumables, motor vehicles, cash registers, telephone systems, computer and related equipment and software, all furniture, fixtures, furnishings and equipment, ovens, stoves, refrigerators, chinaware, glassware, silverware, kitchen utensils, bars, bar fixtures and equipment, lamps, mirrors, heating and lighting fixtures and equipment, linens and other similar items of Sellers which exist on the date of this Agreement, subject to ordinary wear and tear and consumption between the date of this Agreement and the Closing Date, but excluding therefrom the Excluded Assets listed in Exhibit C of this Agreement.

                           "Purchase Price" means Two Million Three Hundred
Twenty Five Thousand and 00/100 Dollars ($2,325,000.00).

                           "Restaurant Leases" means the Woodland Hills Lease
and the Sherman Oaks Lease, as amended by the Woodland Hills Consents and the Sherman Oaks Consent, respectively.

                           "Seller Indemnitees" shall have the meaning ascribed
in Section 9 b. of this Agreement.

                           "Service Contracts" means the maintenance contracts,
equipment, leases and any other similar obligations, commitments or arrangements of either Seller, together with all supplements, amendments and modifications thereto, relating to the development, marketing, operation, maintenance or enjoyment of the Restaurant.

                           "Security Deposits" shall mean the security deposits
of Sellers identified in Exhibit "E" to this Agreement.

                           "Sherman Oaks Consent" means that certain Landlord
Consent and Amendment to Lease, dated as of May 6, 1996 among Solley's, Buyer and WRAM Development Company.

                           "Sherman Oaks Lease" means that certain Shopping
Center Lease, dated as of April 2, 1984, as amended by that certain First Amendment to Shopping Center Lease, dated March 6, 1992, by and between WRAM Development Company and Solley's with respect to the commercial space located at 4578 and 4580 Van Nuys Boulevard, Sherman Oaks, California, including any amendments thereto effected or to be effected by the Sherman Oaks Consent.

                           "Sherman Oaks Restaurant" means the restaurant and
related bakery owned and operated by Sellers at 4578 and 4580 Van Nuys Boulevard, Sherman Oaks, California.

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                           "Tax Clearance Certificates" means tax clearance
certificates issued by the State Board of Equalization and the Employment Development Department certifying that all sales and use taxes and employment taxes, respectively, relating to the operation of the Restaurants through a date no earlier than five (5) business days prior to the Closing Date have been properly withheld and paid over to such governmental agencies in accordance with applicable laws.

                           "Tradenames" shall have the meaning ascribed in
Section 5 p. of this Agreement.

                           "Woodland Hills Consents" means (i) that certain
Landlord Consent and Amendment to Lease, dated as of April 4, 1996, between Buyer and Plaza International, and (ii) that certain Amendment to Lease, dated April 4, 1996, between Zide and Plaza International, together with any amendments to either such document through the Closing Date.

                           "Woodland Hills Lease" means that certain Lease --
Shopping Center Form, dated as of August 31, 1993, by and between Plaza International and Zide with respect to the commercial space known as 21857 and 21845 Ventura Boulevard, Woodland Hills, California, including any amendments thereto effected or to be effected by the Woodland Hills Consents.

                           "Woodland Hills Restaurant" means the restaurant
owned and operated by Sellers at 21857 and 21845 Ventura Boulevard, Woodland Hills, California.

1.                Purchase and Sale.

                  a. Conveyance of Assets. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date Sellers shall convey, transfer, assign, sell and deliver to Buyer, and Buyer shall acquire, accept and purchase, the Assets.

                  b. Closing. The Closing shall, unless another date, time or place is agreed to in writing by the parties hereto, take place at the offices of Jeffer, Mangels, Butler & Marmaro LLP, at 10:00 a.m., Pacific time on the Closing Date.

                  c. No Assumption of Liabilities. Except for post-Closing obligations of Sellers under the Restaurant Leases, Buyer shall not assume any of the liabilities of either Seller whatsoever, whether known or unknown, fixed or contingent, whether or not related to the Assets acquired, or arising or relating to events prior to the Closing Date, and Sellers shall jointly and severally indemnify Buyer in accordance with Section 9 of this Agreement.

                  d. Allocation of Purchase Price. The parties hereto agree that, for purposes of calculating any tax obligation arising out of the sale of Assets, the Purchase Price shall be allocated as set forth in Exhibit "F" attached hereto.

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2. Deposit and Payment of Purchase Price and Other Closing Payments.

                  a. Deposits. Funds shall be deposited into Escrow by Buyer as follows, at least three days prior to Closing unless otherwise specified:

                           i. Prior to or simultaneously with the mutual
execution of this Agreement by Buyer and Sellers, One Hundred Thousand and 00/100 Dollars ($100,000.00) will be delivered to the Escrow Holder by Buyer for deposit in the Escrow;

                           ii. Two Million Two Hundred Twenty-Five Thousand and
00/100 Dollars ($2,225,000.00) shall be deposited by Buyer into Escrow at least two (2) days prior to the expiration of the thirty (30) day posting period required by the ABC, or the date this Agreement is executed if execution occurs after that date;

                           iii. Fifty Thousand and 00/100 Dollars ($50,000.00),
representing the portion of the brokerage fee payable by Buyer to Jerry Ackrich in connection with the sale of the Restaurants, shall be deposited into Escrow by Buyer at least one (1) business day prior to Closing;

                           iv. Seventy-Five Thousand and 00/100 Dollars
($75,000.00), representing the dollar amount of the Security Deposits made by Sellers under the Restaurant Leases, shall be deposited into Escrow by Buyer at least one (1) business day prior to Closing;

                           v. Thirty-Five Thousand and 00/100 Dollars
($35,000.00), representing the dollar amount of additional security deposits payable at Closing to the landlord pursuant to the terms of the Woodland Hills Lease (the "Additional Security Deposits"), shall be deposited into Escrow by Buyer at least one (1) business day prior to Closing; and

                           vi. The amount of estimated sales tax liability
("Sales Tax Liability") arising from the amount allocated from the Purchase Price to items requiring the payment of sales tax ("Sales Tax Escrow Amount") shall be deposited into Escrow by Buyer at least one (1) business day prior to Closing.

                  b. Payments at Closing. Subject to satisfaction of the conditions to closing set forth in Section 10 of this Agreement and the requirements of Section 24074 of the California Business and Professions Code, the following payments shall be made at Closing:

                           i. Two Million Two Hundred Thousand and 00/100
Dollars ($2,200,000.00) shall be paid to Sellers out of Escrow by check or wire transfer; absent receipt by the Escrow Holder and Buyer of written instructions of the Sellers to the contrary the entire amount of such payment shall be made to Solley's to be allocated among Zide and Solley's as such parties may agree;

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                           ii. Seventy-Five Thousand and 00/100 ($75,000.00),
representing the dollar amount of the Security Deposits made by Sellers under the Restaurant Leases, shall be paid to Sellers out of Escrow by check or wire transfer; absent receipt by the Escrow Holder and Buyer of written instructions of the Sellers to the contrary the entire amount of such payment shall be made to Solley's to be allocated among Zide and Solley's as such parties may agree;

                           iii. One Hundred Thousand and 00/100 Dollars
($100,000.00), representing Buyer's and Sellers' combined portions of the broker fee payable to Jerry Ackrich in connection with the transactions contemplated by this Agreement, shall be paid to Jerry Ackrich out of Escrow by check or wire transfer;

                           iv. Thirty-Five Thousand and 00/100 Dollars
($35,000.00), representing the Additional Security Deposits, shall be paid to Plaza International, the landlord under the Woodland Hills Lease, out of Escrow by check or wire transfer; and

                           v. At or prior to the Closing, each party shall pay
to the Escrow Holder one-half of all Escrow costs and expenses of Escrow Holder relating to establishment of Escrow which costs and expenses are expected to total $4,650.00.

                  c. Payments after Closing. The Sales Tax Escrow Amount shall be released to either of Sellers upon proof of payment of the Sales Tax Liability or sooner, but if sooner only in the form of a check payable only to the State Board of Equalization.

3. Holdback. Notwithstanding anything to the contrary contained in Section 2 of this Agreement, Seventy-Five Thousand and 00/100 Dollars ($75,000.00) of the Purchase Price shall remain in Escrow for a period of sixty (60) days following the Closing Date (the "Holdback Period"), in order to provide funds for any prorations or adjustments pursuant to Section 11 of this Agreement as well as the payment of any accrued but unpaid taxes or any other liabilities incurred or charged to Buyer but arising out of events or actions taken prior to the Closing Date. In the event that any proration or adjustment is required or Buyer incurs any such liability prior to the expiration of the Holdback Period, Buyer shall deliver written notice (the "Holdback Claim") to the Escrow Holder and Sellers of the amount and nature of such adjustment or liability and supporting documentation, if any. Ten (10) days after receipt of the Holdback Claim, if no objection has been received by Escrow Holder from Sellers, Escrow Holder shall release funds to Buyer from Escrow equal to the lesser of (i) the amount of the Holdback Claim, or (ii) the amount of funds remaining in Escrow; provided, however, that Escrow Holder may make the release of such funds contingent upon receipt by Escrow Holder of an agreement by Buyer to indemnify Escrow Holder from and against any liabilities, costs or expenses (including reasonable attorneys fees and costs) resulting from the release of such funds to Buyer. If Sellers shall deliver notice that they dispute the claim, Escrow Holder shall hold said sums until Escrow Holder receives a final written notice of determination of arbitrator(s), a final judgement of a court or directions executed by both Buyer and Sellers as to the disbursement of such funds. Any dispute among Buyer and Sellers regarding the

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amount of the Holdback Claim shall be resolved by binding arbitration in accordance with Section 22 d. of this Agreement. Upon expiration of the Holdback Period, any remaining portion of the Purchase Price held in Escrow will be released to Sellers.


4.                Deliveries At Closing.

                  a. Deliveries by Sellers. At the Closing, Sellers shall deliver into Escrow the following original documents, duly executed by each Seller that is a party to such document:

                           i. The Bill of Sale;

                           ii. The Landlord Consents, duly executed by each
landlord and, if applicable, Sellers;

                           iii. The Assignment of Intangible Property;

                           iv. Certificates of title, registration papers, bills
of sales and any other documents that may be required by the Department of Motor Vehicles in order to effect the transfer of title to Buyer of any motor vehicles included in the Assets;

                           v. Such resolutions, authorizations, certificates of
good standing and/or other corporate or partnership documents relating to Zide and Solley's and its shareholders, officers and/or directors as are reasonably required by Buyer in connection with the transactions contemplated under this Agreement; and

                           vi. Such further instruments of sale, transfer,
conveyance, assignment or delivery covering the Assets or any part thereof as Buyer may reasonably require to assure the full and effective sale, transfer, conveyance, assignment or delivery to it of the Assets to be transferred to Buyer under this Agreement.

                  b. Deliveries by Buyer. At the Closing, Buyer shall deliver into Escrow the following original documents, duly executed by Buyer:

                           i. The Landlord Consents, duly executed by Buyer, to
the extent that Buyer is a party thereto; and

                           ii. Such resolutions, authorizations, certificates of
good standing and/or other corporate documents relating to Buyer as are reasonably required by Sellers in connection with the transactions contemplated under this Agreement.

                  c. By Buyer and Sellers. Buyer and Sellers will each deposit such other instruments consistent with this Agreement as are reasonably required to effectuate the transactions contemplated under this Agreement.

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5.                Representations and Warranties of Sellers.  Sellers jointly and severally represent and warrant to Buyer that:

                  a. Organized and Good Standing. Solley's is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full power to consummate the transactions contemplated herein.

                  b. Authorization of Agreement. Each Seller has full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to be executed by either Seller in connection herewith have been (or upon execution will have been) duly executed and delivered by such Seller, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of such Seller.

                  c. Ownership of Assets. Sellers, or either of them, is the lawful owner of and has the right to use and transfer to Buyer each of the Assets. Each of the Assets is owned by Sellers, or either one of them, free and clear of any and all liens, encumbrances, pledges, security interests, or claims of any kind or nature whatsoever other than those specifically disclosed in
Schedule 5(c) of this Agreement. The delivery to Buyer of the instruments of transfer of ownership specifically contemplated by this Agreement will vest good and marketable title to the Assets in Buyer, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever, except for any of the foregoing as may be specifically assumed by Buyer in accordance with the terms of this Agreement.

                  d. Absence of Certain Changes. There is no event or condition of any character which would adversely affect the ability or right of Buyer to own and operate a restaurant on the sites where the Restaurants are currently operating.

                  e. Restaurant Lease. Sellers, or either of them, are the holders of all leasehold estates purported to be granted by the Restaurant Leases. Each of the Restaurant Leases is in full force and effect and constitutes a legal, valid and binding obligation of each of the parties thereto, enforceable in accordance with its terms and grant the leasehold estates they purport to grant free and clear of all mortgages, liens or other encumbrances whatsoever. There are no existing or claimed defaults under the Restaurant Leases and there are no events which with notice or lapse of time or both would constitute such an event of default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance on any of the Assets. All structures, improvements and fixtures on the premises leased pursuant to the Restaurant Leases are in good operating condition and repair and conform to any and all applicable state and local laws, zoning, building, health and safety laws and/or ordinances. No notice from any governmental body has been served upon Sellers, or either of them, claiming any violation of any law or ordinance, or requiring any substantial

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or material work, repairs, construction, alterations or installation on or in connection with the premises that are the subject of the Restaurant Leases (including any notices regarding earthquake retrofitting).

                  f. No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation of any provision of the Articles of Incorporation or Bylaws of Solley's, (ii) constitute or result in a breach of, or a default (or give rise to any rights to acquire any Assets of Sellers) under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, sublicense, franchise, permit, authorization or concession to which either Seller is a party or by which any of the Assets of such Seller are bound, (iii) constitute or result in a violation by either Seller of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, or (iv) result in an imposition of any encumbrance, restriction or charge on any of the Assets.

                  g. Operating Condition. The tangible Assets are, to the best knowledge of Sellers, in good operating condition and repair except for reasonable wear and tear which is not such as to adversely affect the operation of either Restaurant. Exhibit "D" of this Agreement constitutes and, as of the Closing Date, will constitute, a complete and accurate list of all equipment (other than the Excluded Assets) owned or used by Sellers in the operation of the Restaurants as of the date of this Agreement and as of the Closing Date.

                  h. Compliance with Laws. Sellers hold valid and effective certificates of occupancy, zoning, building, safety, fire and health approvals and all other permits and licenses required by applicable law relating to the operation of the Restaurants. Neither Seller has violated, and on the Closing Date will not be in violation of, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, conservation, or corrupt practices), relating to the operation of Restaurants or the ownership or operation of the Assets and neither Seller has received any notice of any such violation.

                  i. Labor and Employment Matters. Sellers will terminate all employees of the Restaurants prior to or as of the Closing Date and comply in all respects with all applicable laws, rules and regulations with respect thereto including, but not limited to, filing any notices and paying all accrued but unpaid periodic compensation, vacation pay, sick pay and other employee benefits due and owing to such employees as of the Closing Date. There is no collective bargaining agreement or other labor agreement to which either Seller is a party or by which it is bound.

                  j. Litigation. Except as specifically set forth in Schedule 5(j) attached hereto, there are no claims, disputes, actions, proceedings or investigations of any nature pending or, to the best knowledge of Sellers, threatened against or involving either Seller, or the Restaurants or any of the officers, directors, partners or employees of either Seller in

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
connection with or arising out of the business conducted by the Sellers or the transactions contemplated by this Agreement. None of the items listed in
Schedule 5(j) will (i) result in any claim against or liability of Buyer, or
(ii) have a material adverse effect on the business, results of operations or financial condition of either Restaurant.

                  k. Taxes. Sellers have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of taxes and other sums as required by appropriate governmental authorities and has withheld and paid to the appropriate governmental authorities or is holding for payment not yet due to such authorities, all amounts required to be withheld from such employees of the Sellers for all periods through the Closing Date and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Sellers have filed with the appropriate governmental agencies all required all income, sales and use, employment and payroll, meal, franchise and other tax returns and tax reports with respect to the Assets and the operation of the Restaurants. Sellers have not executed any waiver(s) which would have the effect of extending any applicable statute of limitations in respect of its tax liabilities. Sellers have paid all sales taxes, assessments, fees, and other government charges levied upon its assets and income or otherwise relating or attributable to the Assets for all periods prior to the Closing Date. Neither Seller has knowledge of any unassessed tax deficiency that has been proposed or threatened against either of them by any taxing authority. No audits of any tax return are in progress, and there are not in force any agreements by either Seller for the extension of time for the assessment or payment of any tax.

                  l. Regulatory Approvals. The Licenses and Permits constitute all approvals, authorizations, consents, licenses, orders and permits of all governmental agencies, whether federal, state or local, related to the operation of Restaurants, the absence of which would materially and adversely affect the Assets or Buyer's use or operation thereof in the manner in which such assets are being used or operated as of the date of this Agreement, and no circumstances exist which could prevent or interfere with the transfer of the Licenses and Permits to Buyer in connection with the transactions contemplated hereunder. Sellers have, at all times during which they have operated the Restaurants, or either of them, possessed all approvals, authorizations, consents, licenses, orders and permits necessary to operate the Restaurants in compliance with applicable state, federal or other laws or regulations.

                  m. Insolvency. There are no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings pending or threatened against either Seller, nor are any such proceedings contemplated by either Seller, nor will either Seller voluntarily file or permit a third party to file against either Seller any petition seeking protection under applicable bankruptcy laws.

                  n. No Undisclosed Liabilities. Other than obligations arising after Closing under the Restaurant Leases, Sellers have no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with

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
respect to any such liability or obligation) which would affect Buyer or the Assets or become the obligation of Buyer after the Closing.

                  o. Insurance. Sellers maintain insurance policies, including, without limitation, general liability, property and personal liability insurance, which insure the Sellers, their employees and such other persons to whom such entities may become liable against such losses and risks generally insured against by comparable businesses (collectively, the "Insurance Policies").

                  p. Intangible Property. To the best of Sellers' knowledge, Sellers own all trademarks, trade names, service marks, service names and copyrights which, individually or in the aggregate, used in connection with the operation of the Restaurant (the collectively, the "Tradenames"). No such Tradenames are in dispute or are in conflict with any right of any other person or entity.

                  q. Other Information. All information provided and to be provided by Sellers to Buyer in this Agreement or pursuant to the terms thereof or in any other writing pursuant hereto does not and will not contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to Buyer pursuant hereto were or will be complete and accurate records of such documents.

                  Each Seller's representations and warranties set forth in this
Section 7 shall be true and correct as of the date hereof and the Closing Date and shall survive the Closing.

6. Representations and Warranties of Buyer. Buyer represents and warrants to Sellers that:

                  a. Organization and Authority. Buyer is duly organized, validly existing and in good standing under the laws of the State of California and has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements herein contemplated to be executed in connection herewith have been (or upon execution will have been) duly executed and delivered by Buyer, have been effectively authorized by all necessary action, and constitute (or upon execution will constitute) legal, valid and binding obligations of Buyer.

                  b. Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any material agreement, indenture or other instrument to which Buyer is a party or by which it is bound, any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Buyer, except where such default or conflict would not have a material adverse effect on Seller or Buyer's ability to effect the transactions contemplated hereby.

                  Each of Buyer's representation and warranties set forth above shall be true and correct as of the date hereof and the Closing Date and shall survive the Closing.

7.                Sellers' Covenants.

                  a. Operation Of Restaurant. Sellers shall operate the Restaurants substantially in accordance with prior practice and in the ordinary course of business, and, without limiting the generality of the foregoing, Sellers shall not (except with the prior written consent of Buyer): (i) enter into any transaction which would affect Buyer or the Assets after the Closing Date; (ii) sell or transfer any of the Assets, (iii) mortgage, pledge, or encumber any of the Assets; (iv) amend, modify, or terminate any material contract affecting the Restaurants; or (v) amend, modify or terminate in any respect any Restaurant Lease or any Landlord Consent. Buyer acknowledges that prior practice does not include wholesale baking for third parties which has already been terminated.

                  b. Bulk Sales Notice and Tax Clearance Certificates. Sellers have (or will, immediately upon the execution of this Agreement) prepared, filed and published all documents and paid all fees and other amounts necessary to (i) comply with and to afford Buyer with all protection available under all laws applicable to the filing of bulk sale notices, and (ii) transfer the Liquor Licenses to Buyer. Escrow Holder is hereby authorized and instructed, at the Sellers' expense, to record and publish the bulk sale notices contemplated herein. If and when Sellers receive the Tax Clearance Certificates, Sellers shall deliver copies to Buyer as soon as possible. Sellers shall also deliver copies of the most recent pre-Closing and post-Closing sales tax return filings to Buyer as soon as they are available.

                  c. Termination of Employees. Sellers will terminate all employees of the Restaurants prior to or as of the Closing Date and comply in all respects with all applicable laws, rules and regulations with respect thereto including, but not limited to, filing any notices and paying all accrued but unpaid periodic compensation, vacation pay, sick pay and other employee benefits due and owing to such employees. Sellers shall pay and shall indemnify Buyer against any and all costs or expenses arising out of the termination of such employees by Sellers. Buyer shall have no obligation to hire or otherwise employ any current employees of either Seller.

                  d. Termination of all Service Contracts. Sellers will terminate all Service Contracts prior to or as of the Closing Date and comply in all respects with all applicable contractual provisions with respect thereto including, but not limited to, paying all unpaid amounts thereunder.

                  e. Sellers' Execution, Delivery and Performance. Sellers will, both before and after the Closing Date, execute all documents and take all steps deemed necessary or desirable by Buyer to give effect to the terms and conditions of this Agreement.

                  f. Cooperation With Representatives. Sellers shall cooperate with Buyer and its accountants, counsel and/or other representatives in providing information and materials pertaining to the operation of the Assets, including access to the Assets. Without limiting the generality of the foregoing, from and after the execution and delivery of this Agreement, Sellers shall allow a representative or representatives of Buyer access to the Assets for the purpose of (i) inspecting the Assets, (ii) meeting with and interviewing employees of the Restaurants, which employees shall be made available for such interviewing process, and (iii) performing such other due diligence as Buyer may reasonably require. In addition, Sellers shall permit a representative or employee of Buyer to (i) remain on-site at each of the Restaurants in order to observe the operations and business of each Restaurant, and (ii) to have access to the Restaurants at reasonable times after normal business hours in order to conduct inspections and to facilitate the preparation of architectural or other plans, applications or specifications by Buyer or its representatives.

                  g. Cooperation in Audit and Permitting. Both prior to and after the Closing Date, Sellers shall fully cooperate with Buyer and its representatives, agents, attorneys and accountants in connection with (i) the performance and completion of any audits, in form and substance to be determined by Buyer, in its sole discretion, of the financial statements for the Restaurants, and (ii) the application and prosecution of any permit applications, including any construction, zoning or other permits deemed by Buyer to be necessary or appropriate for its operation of the Restaurants as "Solley's" or "Jerry's Famous Deli" restaurants, and all remodeling and/or redesign of the Restaurants as deemed by Buyer to be necessary or appropriate. Nothing herein shall be deemed to be a guaranty by either Sellers that Buyer will be successful in obtaining any such permits subsequent to the date of this Agreement. Requirements pursuant to this subparagraph post closing requiring cooperation of third party professionals shall be at the expense of Buyer.

                  h. Insurance. Sellers shall maintain in full force and effect all Insurance Policies through and including the Closing Date.

                  i. Maintenance of Assets. Sellers shall maintain the Assets in sub- stantially their current state of repair, excepting normal wear and tear.

                  j. Payment of Rent Under Restaurant Leases. Subject to the terms and conditions of this Agreement, Sellers shall pay all rental and other payments required to be paid under the Restaurant Leases through the Closing Date.

                  k. Access to Books and Records. Both prior and subsequent to the Closing Date, Sellers, upon the reasonable request of Buyer, shall grant Buyer access to all Books and Records in Sellers' possession. Sellers agree that for a period of one year following the

Closing Date, Sellers will provide Buyer copies of all Books and Records reasonably requested by Buyer at cost based on copy center prices.

8. Buyer's Covenants. Notwithstanding anything to the contrary contained in the Woodland Hills Lease or any Landlord Consent, Buyer shall not transfer or assign the Woodland Hills Lease subsequent to the Closing Date without the prior consent of Zide, which consent shall not be unreasonably withheld; provided, however, no consent of Zide shall be required in connection with the transfer or assignment of the Woodland Hills Lease to any person or entity having a net worth in excess of $12,000,000 as verified by audit by an independent accounting firm (with no cost of audit borne by Sellers).

9.                Indemnification.

                  a. Indemnification by Sellers. Each Seller will jointly and severally defend, indemnify and hold the Buyer, its officers, directors, agents, shareholders, representatives, employees, attorneys, accountants, affiliates, beneficiaries, subsidiaries, successors and assigns (collectively, the "Buyer Indemnitees") harmless from and against:

                           i. Any and all claims, demands, liabilities, liens,
costs, expenses, penalties, damages and losses (including, but not limited to, attorneys' fees and costs) of every kind and nature incurred or accrued prior to the Closing Date with respect to the Assets, whether arising from acts or omissions of such Seller, its agents or employees or otherwise including, but not limited to, all liabilities and obligations for which either Seller would have been, or will be, liable had Seller not transferred the Assets to Buyer pursuant to this Agreement (which shall include, but not be limited to, all liabilities, obligations, claims (including, without limitation, statutory and contractual claims), damages and expenses resulting from or in any way related to the Seller's acts or omissions with respect to the operation of the Assets, as well as any infringement action arising before or after the Closing Date which relates to Sellers' or Buyer's use of the Tradenames);

                           ii. Any and all liabilities and obligations arising
from any breach of the warranties, representations, covenants and agreements of either Seller or their respective agents contained in this Agreement or in any agreements between either Seller and any third parties relating to the Assets or the Restaurant Leases;

                           iii. Any and all liabilities and obligations arising
before or after the Closing Date as a result of either Seller's failure to pay all taxes, assessments, fees and other government charges levied upon either Seller's assets and income or otherwise relating or attributable to the Assets or the operations conducted thereon; and

                           iv. The failure of Buyer to obtain the protections
afforded by compliance with the notification requirements of the Bulk Sales Laws in force in the jurisdictions in which such laws may be applicable to either Seller or the transactions contemplated by this Agreement.

                  b. Indemnification by Buyer. Buyer will defend, indemnify and hold the Sellers, their respective officers, directors, agents, shareholders, representatives, employees, attorneys, accountants, affiliates, beneficiaries, subsidiaries, successors and assigns (collectively, the "Seller Indemnitees") harmless from and against:

                           i. Any and all claims, demands, liabilities, liens,
costs, expenses, penalties, damages and losses (including, but not limited to, attorneys' fees and costs) of every kind and nature incurred or accrued subsequent to the Closing Date with respect to Buyer's ownership or operation of the Assets, whether arising from acts or omissions of Buyer, its agents or employees or otherwise, including from any additional sales tax arising from a re-allocation of the Purchase Price subsequent to closing of this transaction, other than infringement actions arising after the Closing Date which relates to Sellers' or Buyer's use of the Tradenames); and

                           ii. Any and all liabilities and obligations arising
from any breach of the warranties, representations, covenants and agreements of Buyer or its agents contained in this Agreement or in any agreements between Buyer and any third parties relating to the Assets.

                  c. Survival of Provisions. The indemnifications by Sellers and Buyer set forth in this Section 9 shall survive the Closing.

10.               Conditions to Closing.

                  a. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be, at the option of Buyer, subject to the fulfillment, at or prior to the Closing Date (or such earlier date if so specified below), of the following additional conditions:

                           i. Representations and Warranties True. The
representations and warranties of Sellers contained in this Agreement or in any other document of Sellers delivered pursuant hereto shall be true and correct in all material respects on the Closing Date. Sellers shall deliver at Closing a certificate of each of them certifying that such representations and warranties are true and correct in all material respects as of the Closing Date.

                           ii. Sellers' Performance. Each of the obligations of
Sellers to be performed by either of them on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all respects on or before the Closing Date and Sellers shall deliver at Closing a certificate of each of them certifying that such obligations have been duly performed in all respects.

                           iii. Personal Property Liens. Buyer has received a
certificate from the Secretary of the State of California indicating that, as of the Closing Date, there are no filings against either Seller in the office of the Secretary of the State of California under the Commercial Code which would be a lien on any of the FF&E or Personal Property.

                           iv. Authority. All actions required to be taken by,
or on the part of, Sellers to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by each Sellers and/or the shareholders, officers and directors of any Seller.

                           v. Additional Closing Documents of Sellers. Sellers
shall have delivered all of the items to be delivered by Sellers pursuant to this Agreement.

                           vi. Transfer of Liquor Licenses. The ABC shall have
approved the transfer of the Liquor Licenses to Buyer.

                           vii. No Adverse Changes. Between the date of this
Agreement and the Closing Date there shall not have occurred any material change, disappearance, damage, destruction, or loss of any of the Assets, whether or not covered by insurance, nor shall there have occurred any other event or condition which has had or which reasonably may be expected to have a material and adverse effect on the Assets or the financial condition of the Restaurants.

                           viii. Receipt of Consents. Sellers and Buyer shall
have obtained all material landlord, ground lessor, governmental or other third-party consents reasonably necessary to effectuate the transactions contemplated by this Agreement, including, without limitation, the receipt and continuing effectiveness of the Landlord Consents.

                           ix. Approval of Construction and Signage Plans. Each
landlord (and, to the extent required, ground lessor) under the Restaurant Leases shall have approved construction and signage plans submitted for approval by Buyer at a reasonable time prior to the Closing Date, only to the extent that such approvals are required pursuant to the terms of the Restaurant Leases and/or the Landlord Consents.

                           x. Completion of Audit. Buyer's independent public
accountants shall have completed an audit of the financial statements for the Restaurants for the year 1995, in a form and substance satisfactory to Buyer.

                           xi. Non-Disturbance Agreements. Delivery to Buyer of
non- disturbance agreements, to the extent reasonable requested by Buyer, by each ground lessor or lender or other person who has a security interest in the premises on which the Restaurants are located or operate or the property on which all or any portion of such premises are located.

                           xii. Licenses and Permits. All Licenses and Permits
reasonably required by Buyer to operate the Restaurants consistent with prior use, including the Liquor Licenses, shall be in place and transferable to Buyer by Sellers on the Closing Date.

                           xiii. Board of Directors Approval. The Board of
Directors of Buyer shall have approved the transactions contemplated by this Agreement.

                           xiv. Parking at Woodland Hills Restaurant. Buyer
shall have received evidence satisfactory to Buyer that the parking for the shopping center of which the Woodland Hills Restaurant is a part is adequate to accommodate the additional restaurant square footage resulting from the use of the Additional Premises and the Spaces (as defined in the Woodland Hills Consent, dated April 4, 1996, between Zide and Plaza International) as a restaurant and that the operation of a restaurant on the Additional Premises will comply with all governmental and regulatory laws, rules, regulations, covenants and other restrictions pertaining to parking.

                           xv. Extension of Option. The Woodland Hills Consent,
dated April 4, 1996, between Plaza International and Zide, shall be amended by Plaza International and Zide to extend the option to lease the Additional Premises until June 30, 1996.

                  b. Conditions to Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated hereby shall be, at the option of Sellers, subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions:

                           i. Representations and Warranties True. The
representations and warranties of Buyer contained in this Agreement or in any document delivered pursuant hereto shall be true and correct in all material respects on the Closing Date with the same effect as if made on the Closing Date.

                           ii. Performance of Covenants. Each of the obligations
of Buyer to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date and Buyer shall deliver at Closing a certificate certifying that such obligations have been duly performed in all respects.

                           iii. Authority. All actions required to be taken by,
or on the part of, Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the shareholders, officers and/or directors of Buyer, as applicable.

                           iv. Deliveries. Buyer shall have delivered the items,
required to be delivered by Buyer pursuant to this Agreement.

                  c. Failure of Conditions. In the event any of the foregoing conditions to either party's obligation to close the transactions contemplated hereunder are not satisfied by the dates set forth herein with respect thereto, the party in whose favor such condition was set forth shall have, in addition to any other right set forth in this Agreement, the right to waive such condition in which case the parties shall proceed to the Closing or terminate this Agreement by written notice to the other party and Escrow Holder in which case this

Agreement shall be deemed terminated as of the effective date of such notice and Escrow Holder shall return all amounts and documents in its possession to the party who had deposited such items with Escrow Holder.

11. Prorations and Adjustments. Buyer is acquiring all of Sellers' right, title and interest in and to the Assets as of the Closing Date free and clear of all obligations, liabilities, claims, debts liens or encumbrances and, accordingly, there shall be no prorations between the parties except as follows:

                  a. Utilities. Utility meters will be read, to the extent that the utility company will do so, during the daylight hours on the Closing Date, with charges to that time paid by Sellers and charges thereafter paid by Buyer. All utility deposits made by Sellers shall be returned to Sellers.

                  b. Taxes. Real estate and personal property taxes with respect to the Assets to be conveyed to Buyer pursuant hereto shall be prorated through the Closing Date; however, such taxes shall be adjusted between the parties hereto from time to time after the Closing Date when such amounts become fixed, if the amounts calculated on the Closing Date with respect thereto differ from such fixed amounts.

                  c. Lease Obligations. Sellers' share of rental payments, maintenance, real property taxes, and insurance relating to the common areas of the property on which the Restaurant is located (if any) payable by Seller pursuant to the terms of the Restaurant Leases, shall be prorated through the Closing Date.

                  d. Method and Payment of Proration. All prorations will be made as of the Closing Date based on a 360-day year and 30 day month and, unless paid from escrow, shall be paid at Closing or as soon thereafter as calculable.

                  e. Inventory. Buyer and Seller have prepared an inventory of the FF&E and Personal Property included in the Assets which is attached hereto as Exhibit "D." On the Closing Date, Buyer and Seller shall perform a new inventory thereof. To the extent any of the items of the FF&E and/or Personal Property specified in the original inventory are not set forth in the new inventory (and such disappearance is not due to any act of omission of Buyer or any of its affiliates or agents), the Purchase Price shall be adjusted to reflect the reduction of FF&E and Personal Property set forth in the new inventory. For purposes of calculating such adjustments, the parties shall assign values to the FF&E and Personal Property equal to the actual cost (less depreciation) of such items, or if such actual cost/depreciation data is not available, then the value shall be based on the parties good faith estimate of the current fair market value of the particular item(s) of the FF&E and/or Personal Property.

Notwithstanding anything to the contrary contained herein or otherwise, Buyer shall have no liability for and shall not be deemed to have assumed any of Sellers' unpaid expenses or accounts payable or other obligations or liabilities under any Service Contracts or otherwise with respect to the operation of the Restaurant at any time prior to the Closing Date.

                  f. Security Deposits. All of each Seller's right, title and interest in and to the Security Deposits shall be transferred and assigned to Buyer simultaneously with the Closing. Each Seller agrees that he or it will not request any refund of all or any portion of such Security Deposits and that any Sellers shall immediately transfer and deliver to Buyer any Security Deposit (or portion thereof) returned to either Seller by the landlords under the Restaurant Leases.

12. Costs and Expenses. The closing costs shall be allocated as follows:

                  a. Sales and Transfer Taxes. Buyer shall pay any state and county sales or transfer taxes resulting from the sale of the Assets to Buyer pursuant to the terms of this Agreement.

                  b. Lease Transfer Fees. Except as specifically provided in the Landlord Consents, any transfer fees imposed under the Restaurant Leases in connection with the assignment of the Restaurant Leases to Buyer shall be paid by Sellers out of Escrow on or prior to the Closing Date.

                  c. Other Closing Costs. Buyer and Sellers will each pay their own legal and professional fees and fees of other consultants incurred by Buyer and Sellers, respectively. All other Closing costs and expenses, including any Escrow fees or costs, will be allocated one-half to Buyer and one-half to Sellers.

13. Risk of Loss. Until and including the Closing Date, all risk of loss or damage to the Assets shall be borne by Sellers, and thereafter shall be borne by Buyer. If any portion of the Assets whatsoever is destroyed or damaged by fire, flood, earthquake, vandalism or any other cause prior to the Closing Date, Sellers shall promptly give notice to Buyer of such damage or destruction and the amount of insurance, if any, covering said Assets. Prior to the Closing Date, Buyer shall have the option, which shall be exercised by written notice to Sellers within ten (10) days after receipt of Sellers' notice or if there is not ten (10) days prior to the Closing Date, as soon as possible but not less than 24 hours prior to the Closing Date, of (a) accepting the Assets in their destroyed or damaged condition, in which event any insurance proceeds payable to Sellers with respect to the damaged property shall be assigned to Buyer, and the Purchase Price payable by Buyer for the Assets shall be paid in accordance with Section 2 of this Agreement, or (b) terminating this Agreement.

14. Closing and Possession. Simultaneously with the Closing, Sellers shall deliver possession and enjoyment of the Assets to Buyer and Buyer shall thereupon have the immediate right to possess, develop, use, sell, encumber and/or transfer the Assets, or any part thereof for its own account to the total exclusion of Sellers.

15. Cooperation in Litigation. Each party hereto will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the Assets or the operation of the Restaurants prior to or after the Closing Date (other than litigation between the parties arising out of the transactions contemplated by this Agreement).

16. Covenant Not to Compete; Non Solicitation.

                  a. Definitions. For the purposes of this Section 16, the following terms shall have the meanings ascribed to them below:

                           i. "Covenant Term" shall mean a period beginning on
the date hereof and ending five (5) years from the date hereof.

                           ii. "Covenant Territory" shall mean the territories
located within three (3) miles of any current "Jerry's Famous Deli" or "Solley's" restaurant location (including the "Jerry's Famous Deli" locations proposed or scheduled to be opened in Westwood (Los Angeles), California and, Las Vegas, Nevada).

                  b. Non-Compete. During the Covenant Term, Zide covenants and agrees that he (i) shall not own, operate, manage or consult to any delicatessen or delicatessen-style restaurant or delicatessen-style restaurant chain having one or more locations in California or Las Vegas, Nevada, and (ii) shall not own, operate, manage or consult to any bagel restaurant or bagel restaurant chain located in the Covenant Territory.

                  c. Non-Solicitation. Zide agrees that during the Covenant Term he will not, directly or indirectly, induce or encourage any employee to terminate his or her relationship with Buyer or the Restaurants. In addition, Zide agrees that, during the Covenant Term he will not, directly or indirectly, employ or attempt to employ any employees of the Restaurants as of the date of this Agreement or Buyer's employees.

                  d. Limitations on Scope. If any provision of this Section 16, as applied to any party or to any circumstances, shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. If any provision of this
Section 16, or any part thereof, is held to be unenforceable, the provisions of this Section 16 shall be modified so that the restrictions imposed hereby are no greater than would otherwise be permissible under applicable law.

                  e. Separate Covenants. Zide and Buyer intend that the covenants contained in this Section 16 be construed as a series of separate covenants (with identical terms except geographic coverage) for each city, county, state or province, as the case may be, specified herein. The parties hereby confer jurisdiction to enforce such covenants upon the courts of any state of the United States and any other governmental jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such states or jurisdictions shall hold such covenants unenforceable such determination shall not bar or in any way affect Buyer's right to the relief provided hereunder in the courts of any other state or jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective states or jurisdictions.

17. Consulting Services of Zide. At the request of Buyer, Zide agrees to provide consulting services to Buyer at Buyer's corporate offices, free of charge, for a period of sixty (60) days following the Closing Date in order to assist Buyer in the transition of ownership of the Restaurants. In addition, Zide agrees that for a period of one (1) year following the Closing Date and upon the reasonable request of Buyer, he will provide consulting services to Buyer at Buyer's corporate offices in connection with the operation and management of Buyer's restaurants (including the Restaurants) in exchange for compensation of $100 per hour. The parties hereto agree that any consulting services rendered by Zide will be rendered as an independent contractor and not as an employee, agent or servant of Buyer, nor shall Zide be deemed, by reason of this Agreement or any services to be performed by Zide, to be an employee of Buyer for purposes of withholding, employee payroll taxes, contributions, pensions, benefits or otherwise. It is further agreed and understood that Buyer will request such services on reasonable notice and subject to Zide's other activities and reasonable convenience, and shall accommodate any request by Zide to perform such services by telephone or other mutually agreed upon manner unless personal appearance by Zide is clearly and reasonably necessary.

18. Termination; Remedies.

                  a. Drop Dead Date. Notwithstanding anything to the contrary contained in Section 18 b. or c. below, in the event that the Closing Date has not occurred by June 30, 1996 and the failure to close by such date is not due to any fault of the party seeking termination, any party hereto may terminate this Agreement by delivery of written notice to the other parties and all funds and documents held in Escrow shall be immediately returned by the Escrow Holder to the parties who deposited such funds and/or documents in Escrow.

                  b. Buyer's Remedies Generally. IN THE EVENT THE CLOSING FAILS TO OCCUR BECAUSE OF EITHER A FAILURE OF SATISFACTION OF ANY OF THE CONDITIONS IN FAVOR OF BUYER SET FORTH IN THIS AGREEMENT, OR SELLERS' FAILURE TO PERFORM ANY OF SELLERS' OBLIGATIONS UNDER THIS AGREEMENT, THEN BUYER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT UPON WRITTEN NOTICE TO SELLERS. UPON SUCH TERMINATION, SELLERS SHALL IMMEDIATELY RETURN, OR CAUSE THE ESCROW HOLDER TO RETURN, TO BUYER ANY AND ALL DOCUMENTS AND FUNDS THERETOFORE DEPOSITED OR PAID BY BUYER. ALTERNATIVELY, NOTWITHSTANDING SUCH FAILURE OF CONDITION AND/OR SELLERS' BREACH, BUYER MAY ELECT TO PROCEED WITH THE PURCHASE OF THE ASSETS, RESERVING THE RIGHT TO COLLECT DAMAGES FROM SELLERS FOR ANY SUCH BREACH. WHETHER OR

NOT BUYER ELECTS TO TERMINATE THIS AGREEMENT OR TO PROCEED WITH THE PURCHASE OF THE ASSETS AS HEREINABOVE PROVIDED FOR, BUYER SHALL RETAIN THE RIGHT TO EXERCISE ANY AND ALL REMEDIES WHICH BUYER MAY HAVE AGAINST SELLERS, WHETHER AT LAW, IN EQUITY OR PURSUANT TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, THE RIGHT TO COMPEL SPECIFIC PERFORMANCE BY SELLERS.

                  c. Sellers' Remedies. IF BUYER SHOULD TERMINATE THIS AGREEMENT FOR REASONS OTHER THAN AS A RESULT OF EITHER (i) SELLERS' MATERIAL BREACH OR DEFAULT UNDER THE TERMS OF THIS AGREEMENT, OR (ii) THE FAILURE OF SELLERS TO SATISFY ANY OF THE CONDITIONS TO CLOSING CONTEMPLATED BY THIS AGREEMENT (EITHER EVENT CONSTITUTING "CAUSE" FOR BUYER'S TERMINATION), THEN SELLERS, AS THEIR SOLE AND EXCLUSIVE REMEDY, MAY TERMINATE THIS AGREEMENT BY NOTIFYING BUYER THEREOF AND RECEIVE OR RETAIN ONE HALF OF THE DEPOSIT ($50,000) AS LIQUIDATED DAMAGES. THE PARTIES AGREE THAT SELLERS WILL SUFFER DAMAGES IN THE EVENT OF BUYER'S BREACH OF ITS OBLIGATIONS. ALTHOUGH THE AMOUNT OF SUCH DAMAGES IS DIFFICULT OR IMPOSSIBLE TO DETERMINE, THE PARTIES AGREE THAT THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLERS' LOSSES IN THE EVENT OF BUYER'S TERMINATION OF THIS AGREEMENT WITHOUT CAUSE. THUS, SELLERS SHALL ACCEPT AND RETAIN ONE HALF OF THE DEPOSIT ($50,000) AS LIQUIDATED DAMAGES BUT NOT AS A PENALTY, WITH THE REMAINING PORTION OF THE DEPOSIT BEING RETURNED TO BUYER. SUCH LIQUIDATED DAMAGES SHALL CONSTITUTE SELLERS' SOLE AND EXCLUSIVE REMEDY.

                  SELLERS AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THE FOREGOING PROVISION AND BY THEIR SIGNATURES IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

"SELLERS"                              "BUYER"

SOLLEY'S INC.                          JERRY'S FAMOUS DELI, INC.

By:_______________________________     By:_______________________________
   Sol Zide                                Ike Starkman

__________________________________
  SOL ZIDE

19. Confidentiality. The terms and provisions of this Agreement shall be kept in complete confidence by Zide and Solley's, their affiliates, and each of their respective directors, officers, employees and agents, and dissemination of the terms and conditions of this Agreement and related information shall only be made to those persons as absolutely necessary. Solley's and Zide each acknowledges that it(he) is aware that Buyer is a public company with listed securities and improper disclosure of the contents of this Agreement or related information could have an adverse effect on Buyer and its securities holders. In the event of a breach of this confidence, the Agreement may be immediately terminated in the sole discretion of Buyer. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have the right, subject to the reasonable review of the content and method of disclosure by Zide and Solley's, to make appropriate disclosure as a public corporation of the existence and terms of this Agreement and the terms and conditions hereof; provided, however, that any right of review by Zide or Solley's shall be subject to the requirements of applicable federal or state securities laws and shall terminate on the Closing Date.

20. Standstill. Neither Zide nor Solley's, nor any of their respective officers, directors, affiliates, representatives or agents, will directly or indirectly negotiate, cooperate in any manner with any other party, or agree to a sale of any or all of the Assets or stock of Solley's or any other transaction which would result in a change in control of Solley's or the Restaurants, or act in a manner which could have the effect, directly or indirectly, of frustrating the completion of the transactions contemplated by this Agreement, so long as Buyer is proceeding in good faith toward the consummation of the transactions contemplated herein (provided, however, that transfers among the existing shareholders of Solley's or by existing shareholders of Solley's to trusts established by them and for the benefit of them or their family for reasons of estate or financial planning shall not be prohibited by this Section).

21. Escrow Instructions. The parties hereto do hereby enter into the Escrow with Escrow Holder for the purpose of completing the transfer of the Assets and the Liquor License in accordance with Division 6 of the California Commercial Code and Sections 24071-24074 of the Business and Professions Code of California. Concurrently herewith, a fully executed copy of this Agreement is being deposited with, and countersigned by, Escrow Holder. This Agreement, together with the Escrow Instructions attached hereto as Exhibit "G", shall constitute escrow instructions to Escrow Holder and Escrow Holder is hereby appointed and designated to act as an escrow holder and is authorized and instructed to follow the escrow instructions set forth herein.

22. Miscellaneous.

         a. Notices. Unless applicable law requires a different method of giving notice, any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing. Assuming that the contents of a notice meet the requirements of the specific Section of this Agreement which mandates the giving of that notice, a notice shall be validly given or made to another party if served either personally or if postage prepaid, or if transmitted by telegraph, telecopy or other electronic written transmission device or if sent by overnight courier service, and if addressed to the applicable party as set forth below. If such notice, demand or other communication is served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, service shall be conclusively deemed given upon the earlier of receipt or seventy-two (72) hours after the deposit thereof in the United States mail, postage prepaid. If such notice, demand or other communication is given by overnight courier, or electronic transmission, service shall be conclusively made at the time of confirmation of delivery. The addresses for Sellers and Buyer are as follows:

         If to Buyer:      Jerry's Famous Deli, Inc.
                           12711 Ventura Boulevard, Suite 400
                           Studio City, California 91604
                           Attention: Ike Starkman
                           Telecopier: (818) 766-8315

         With a copy to:   Jeffer, Mangels, Butler & Marmaro LLP
                           2121 Avenue of the Stars, 10th Floor
                           Los Angeles, California 90067
                           Attention: Steven J. Insel, Esq.
                           Telecopier: (310) 203-0567

         If to Sellers:    Sol Zide
                           C/O Barry Gordon
                           16027 Ventura Boulevard, Suite 204
                           Encino, CA 91436-2728
                           Telecopier: (818) 990-3609

         With a copy to:   Parker Mills & Patel
                           20631 Ventura Boulevard, Suite 300
                           Woodland Hills, California 91364-2392
                           Attention: William Mills, Esq.
                           Telecopier: (818) 883-9345

Any party hereto may change his or its address for the purpose of receiving notices, demands and other communications as herein provided, by a written notice given in the aforesaid manner to the other parties hereto.

         b. Assignability and Parties in Interest. This Agreement shall not be assignable by either Seller without the express written consent of Buyer which shall be given in Buyer's sole and absolute discretion. This Agreement shall not be assignable by Buyer without the express written consent of each Seller; provided, however, that Buyer may assign this Agreement to any entity managed, wholly or partially owned, directly or indirectly, by Buyer. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon Buyer and Sellers and their respective permitted successors and assigns.

         c. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

         d. Venue; Arbitration. Any claims or disputes arising out of or relating to this Agreement shall be settled by binding arbitration conducted in Los Angeles County, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award entered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Neither party's right to file a lawsuit seeking an injunction or such party's right to injunctive relief is subject to arbitration or to the provisions of this Section 22 d.

         e. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

         f. Indemnification for Brokerage. Buyer and Sellers each represent and warrant to the other that no broker or finder has acted on its behalf in connection with this Agreement or the transactions contemplated hereby other than Jerry Ackrich, who shall be paid a commission of One Hundred Thousand Dollars ($100,000) at Closing out of Escrow. Each party hereto agrees to indemnify and hold and save harmless the others from any other claim or demand for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of such party.

         g. Further Assurances. From time to time after the Closing, Sellers will execute and deliver to Buyer such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments as may be reasonably requested by counsel for Buyer in order to vest in Buyer all right, title and interest of Sellers in and to the Assets and otherwise in order to carry out the purpose and intent of this Agreement.

         h. Complete Agreement. This Agreement, the Exhibits hereto, and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

         i. Modification; Waiver. No supplement, modification or amendment of this Agreement, or of any covenant, condition or limitation herein contained, shall be valid unless made in writing and executed by the parties hereto. No waiver of any covenant, condition, or limitation herein contained shall be valid unless made in writing and executed by the party making the waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         j. Severability. Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

"SELLERS"                               "BUYER"

SOLLEY'S, INC.                          JERRY'S FAMOUS DELI, INC.

By:_________________________________    By:__________________________________
   Sol Zide                                Ike Starkman

____________________________________
SOL ZIDE

The undersigned, as agent for the Escrow Holder, hereby accepts the duties of Escrow Holder as more particularly described in this Agreement, subject to and in accordance with all the terms and conditions thereof.

                           NETTIE BECKER ESCROW, INC.

                           By:________________________________
                              Authorized Agent